Exhibit 99.1

BRUSH ENGINEERED MATERIALS INC. COMMENTS ON EVENTS
LEADING TO A WEAKER SECOND QUARTER

Cleveland, Ohio — June 19, 2007 — Brush Engineered Materials Inc. (NYSE-BW) today commented on certain events that are leading to a weaker second quarter. Weaker market conditions, certain manufacturing issues and unexpected sharp movements in metal prices, combined, are expected to negatively affect results for the current quarter. Results for the current quarter are now expected to be below the low end of the previously announced range of $0.50 to $0.65 per share.

The Company noted that recent weakness in two of its key markets has simultaneously affected its two largest business segments. Demand for the Company’s products for cell phone and magnetic media applications is below what had been previously expected. While some of the reduced demand is seasonal, the Company believes that a portion is related to inventory corrections in the supply chain and a notable portion is due to a slower ramp-up of the media market for perpendicular magnetic recording. However, the Company’s magnetic media customer base is still forecasting a stronger second half for the ramp-up of perpendicular media materials.

In addition to the noted weakness in the two key markets, which will affect near- term results, a more significant factor is the current effect of certain manufacturing issues. Production ramp-up quality issues were encountered with a new product. These issues have been resolved but did result in higher costs and some lost business in the magnetic media market. Production challenges were also encountered in the Beryllium and Beryllium Composites segment, which may result in shipments being pushed out to subsequent quarters. Costs are also higher than initially expected in the Specialty Engineered Alloys segment due to lower production levels. The Company believes that the production ramp-up quality issues and other manufacturing challenges have been resolved and are thus not expected to recur.

The softer magnetic media market conditions have also had an effect on the market prices of refined and recycled ruthenium. A significant decline in the market price of ruthenium has occurred and is expected to lead to a lower of cost or market inventory charge in the quarter.

As a result of the above, the Company is lowering the outlook for the second quarter and the year. While it is premature to comment specifically on the second quarter, the current outlook is for the full-year earnings to be in the range of $2.00 to $2.55 per share, down $0.20 a share from the previously published range of $2.20 to $2.75 per share. This range excludes the additional profit on the inventory that was in the production system at the beginning of the year to support the initial ramp-up of the Company’s new ruthenium-based magnetic media related products.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned herein:

•	The global and domestic economies;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, magnetic and optical data storage, aerospace and defense, automotive electronics, industrial components and appliance;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the second quarter and the year 2007;

•	Our success in developing and introducing new products, new product ramp-up rates, including the actual ramp-up of the perpendicular media market;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating newly acquired businesses;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of materials, tax rates, exchange rates, pension and other employee benefit costs, energy costs, regulatory compliance costs, and the cost and availability of insurance;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations; and

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com